
NATIONAL GRID USA SERVICE COMPANY

At September 30, 2000
 (In Millions, Rounded to Hundred Thousands of Dollars)

BALANCE SHEET


Account     Assets and Other Debits     As of
          September 30
     SERVICE COMPANY PROPERTY
101     Service company property     $ 20.8
107     Construction work in progress
                    ------
               Total Property     20.8
                    ------
108     Less accumulated provision for depreciation
          and amortization of service
          company property       4.0
                    ------
               Net Service Company Property     16.8
                    ------
     INVESTMENTS
123     Investments in associate companies
124 &
128     Other Investments     96.2
                    ------
               Total Investments     96.2
                    ------
     CURRENT AND ACCRUED ASSETS
131     Cash          .9
134     Special deposits     .6
135     Working funds
136     Temporary cash investments     60.0
141     Notes receivable from associate companies
          (Money Pool)
143     Accounts receivable
144     Accumulated provision of uncollectible accounts
146     Accounts receivable from associate companies     18.8
152     Fuel stock expenses undistributed
154     Materials and supplies
163     Stores expense undistributed
165     Prepayments     9.0
174     Miscellaneous current and accrued assets
                    ------
               Total Current and Accrued Assets     89.3
                    ------
     DEFERRED DEBITS
181     Unamortized debt expense
184     Clearing accounts
186     Miscellaneous deferred debits     54.5
188     Research, development, or demonstration
          expenditures
190     Accumulated deferred income taxes     17.0
                    ------
               Total Deferred Debits     71.5
                    ------
               TOTAL ASSETS AND OTHER DEBITS     $273.8
                    ======


NATIONAL GRID USA SERVICE COMPANY

At September 30, 2000
(In Millions, Rounded to Hundred Thousands of Dollars)

BALANCE SHEET

Account     Liabilities and Proprietary Capital     As of
          September 30

     PROPRIETARY CAPITAL
201     Common stock issued
211     Miscellaneous paid-in-capital     $ 28.2
215     Appropriated retained earnings
216     Unappropriated retained earnings     3.1
                    ------
               Total Proprietary Capital     31.3
                    ------

     LONG-TERM DEBT
223     Advances from associate companies
224     Other long-term debt
225     Unamortized premium on long-term debt
226     Unamortized discount on long-term debt - debit
                    ------
               Total Long-Term Debt
                    ------

     CURRENT AND ACCRUED LIABILITIES
231     Notes payable
232     Accounts payable     10.0
233     Notes payable to associate companies
234     Accounts payable to associate companies     1.3
236     Taxes accrued
237     Interest accrued
238     Dividends declared
241     Tax collections payable     .2
242     Miscellaneous current and accrued
          liabilities     10.1
                    ------
               Total Current and Accrued Liabilities     21.6
                    ------
     DEFERRED CREDITS
253     Other deferred credits     220.9
255     Accumulated deferred investment tax credits
                    ------
               Total Deferred Credits     220.9
                    ------
282     ACCUMULATED DEFERRED INCOME TAXES
                    ------
               TOTAL LIABILITIES AND PROPRIETARY CAPITAL     $273.8
                    ======
